Exhibit 99.1

Newfield Exploration Reports Fourth Quarter and Full-Year 2012
Financial and Operating Results

The Woodlands, Texas – February 19, 2013 – Newfield Exploration Company (NYSE: NFX) today reported its unaudited fourth quarter and full-year 2012 financial results and provided an update on its operations. Newfield will host a conference call at 8:30 a.m. CST on February 20, 2013. The Company intends to provide an updated slide deck on its website at 7:30 a.m. CST in advance of the call. To listen to the call and to view the slide deck please visit Newfield’s website at http://www.newfield.com. To participate in the call, dial 719-457-2701.

Fourth Quarter and Full-Year 2012 Results

As previously announced, fourth quarter 2012 results were impacted by two non-cash charges. For the fourth quarter, the Company posted a loss of $1.4 billion, or $10.39 per diluted share (all per share amounts are on a diluted basis). The results were impacted by the following items:

•
a $1.5 billion non-cash full cost ceiling test writedown associated with the carrying value of domestic proved reserves. The non-cash writedown relates primarily to low natural gas prices, the sale of non-strategic assets and an increase in estimated future operating costs.

•
a $550 million non-cash charge primarily associated with the repatriation of its accumulated international profits in the fourth quarter. The repatriation was a result of the Company’s strategic decision not to permanently reinvest international profits overseas triggered by its focus on accelerating growth from its U.S. operations. Repatriated cash was used in the fourth quarter to reduce borrowings under the Company’s revolving credit facility.

Revenues for the fourth quarter of 2012 were $646 million. Net cash provided by operating activities before changes in operating assets and liabilities was $304 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.

Newfield’s total production in the fourth quarter of 2012 was 11.9 million BOE. The composition of fourth quarter production was 47% oil, 6% natural gas liquids and 47% natural gas. Fourth quarter and full-year 2012 production reflected the impact of approximately $630 million in non-strategic asset sales during the year, including the October 2012 closing on the sale of its deepwater Gulf of Mexico assets.

Substantially all of the Company’s capital over the last three years has been allocated to liquids production, which has grown at more than a 20% compounded average growth rate since 2009. For the full-year 2012, Newfield’s liftings totaled 50 million BOE. Adjusted for the impact of asset sales during the period, liquids production in 2012 increased approximately 35% over 2011. Newfield’s full-year 2012 international liquids production increased about 50% over 2011.

Production by product is detailed in this release for the fourth quarter and full-year 2012.

OPERATIONAL HIGHLIGHTS:

Cana Woodford

Newfield is operating six rigs in the Cana Woodford, located in Oklahoma’s Anadarko Basin. The Company is actively drilling on its 125,000 net-acre position, which was leased over the last two years. To date, Newfield has drilled and completed 30 wells in the Cana Woodford. Fourth quarter 2012 net production averaged approximately 10,000 BOEPD (60% liquids).

Efficiency gains and improving returns are being achieved through drilling and completion operations. The Company has recently drilled three consecutive record wells. The most recent was an 8,000’ lateral well drilled and cased in 38 days for $6.3 million gross.

Well performance continues to meet or exceed expectations as controlled flowback completion techniques are being employed on the Company’s Cana Woodford wells. Recent results are highlighted below.

Tina 1H-26X – The Tina is the first super extended lateral (SXL) drilled in the Company’s southern oil region. Initial gross production was 1,670 BOEPD (50% oil) and the 30-day average was 1,360 BOEPD (49% oil). The well has a lateral length of 10,150’. Newfield has a 99% working interest in the well.

Casados 1H-21X –The Casados was the Company’s first SXL well drilled in the southern wet gas region. The well has a lateral length of 6,700’ and had an initial gross production rate of 2,120 BOEPD (19% oil) and a 30-day average production rate of 1,870 BOEPD (19% oil). Newfield has a 59% working interest in the well.

Wilson 1H-3 – The Wilson, drilled in the southern wet gas region, had an initial gross production rate of more than 1,100 BOEPD (23% oil) and the 30-day average rate was 850 BOEPD (19% oil). The well has a 4,880’ lateral length. Newfield has a 57% working interest in the well.

In the fourth quarter of 2012, the Company signed a gas gathering and processing agreement with a large midstream company to provide service for its southern Cana development area. The agreement provides up to 200 MMcfe/d of gathering and processing capacity, with the ability to expand to match the Company’s future needs. The agreement provides the benefit of Mt. Belvieu pricing for the sale of natural gas liquids.

Uinta Basin

Newfield’s net production from the Uinta basin in the fourth quarter of 2012 was approximately 20,000 BOEPD. This compares to a third quarter 2012 average net production of 22,400 BOEPD. The quarter over quarter decrease primarily relates to a lack of near-term refining capacity. Newfield has been producing at market capacity since late in the third quarter of 2012 due to ongoing refinery turnarounds and run time issues. As a result, Newfield has built an inventory of approximately 250,000 gross barrels above normal operating levels. Without these constraints, fourth quarter 2012 net production would have been approximately 3,500 BOEPD higher. Sales of crude oil in excess of daily production volumes have commenced and are expected to continue into the second quarter of 2013 to reduce inventories in the field to normal working levels.

For 2013, approximately 200 wells are planned in the Greater Monument Butte Unit. In addition, the waterflood development continues to progress with a 30% increase in water injection volumes planned for the year. The Company is also focused on drilling vertical and horizontal plays in the high-potential Uteland Butte and Wasatch formations. In total, $380 million is allocated to the Company’s planned activities in the Uinta basin in 2013.

Uteland Butte – To date, the Company has drilled 28 horizontal wells in the Uteland Butte play. Of these wells, the most recent 12 have been in the high-pressured portion of the play, an area that covers about 65,000 net acres. The 12 high-pressured wells had an average gross initial production rate of more than 1,000 BOEPD gross and were comprised of more than 65% oil. Over a 60-day period, the 12 wells averaged more than 350 BOEPD. Newfield is increasing its planned activity in the play and plans to run two operated rigs in 2013. The Company remains encouraged by results to date, the application technologies and techniques to reduce drilling and completion costs, and the significant resource potential of the Uteland Butte.

Newfield recently received regulatory approval to drill the first SXL wells in the basin and plans to test the Uteland Butte from four multi-well pads. Lateral lengths of 9,800’ are planned with the first well expected to spud in March 2013.

Wasatch – Newfield is now producing from 46 vertical wells in the Wasatch, a pressured formation more than 1,200’ thick and prevalent on approximately 60,000 net acres. The vertical wells to date have averaged initial gross production of nearly 900 BOEPD. The wells have averaged approximately 400 BOEPD, 275 BOEPD and 250 BOEPD over 30, 60 and 90 days, respectively. As in most resource plays today, economics are greatly enhanced through the drilling of horizontal wells. In late 2012, Newfield drilled its first two horizontal wells in the Wasatch, which were located more than five miles from one another.

The Company’s two horizontal wells have now been on-line for more than six months. Due to regulatory requirements, the wells were limited in lateral length and averaged about 3,200’. The wells had average gross initial production of more than 1,000 BOEPD (76% oil) and have averaged 470 BOEPD and 350 BOEPD over 60 and 90 days, respectively. Newfield estimates that the wells have an average EUR in excess of 550 MBOE. The Company expects to drill longer lateral wells in the future and is working on a plan, similar to its planned pilots in the Uteland Butte, to drill lateral lengths in excess of 9,000’.

Production from the Uinta basin is expected to increase about 10% in 2013. In the second half of 2013, Newfield will benefit from refinery expansions underway in Salt Lake City and firm commitments for its growing oil production. Newfield’s Uinta basin production is expected to increase 20% in 2014.

Williston Basin

Newfield’s net production in the Williston basin averaged 10,500 BOEPD in the fourth quarter of 2012. To date, the Company has drilled 93 wells in the basin, of which approximately half are super extended laterals (SXLs). The table below details all Newfield-operated Williston basin development wells completed from 2008 through today:

Well Type	# Wells	Avg. Gross IP (24-Hours)	Avg. Gross 30-Day Cum	Avg. Gross 60-Day Cum	Avg. Gross 90-Day Cum
XL (<5,000’)	36	2,009 BOEPD	19,552 BOE	31,995 BOE	41,290 BOE
SXL (>5,000’)	42	2,560 BOEPD	29,060 BOE	47,492 BOE	62,296 BOE

Newfield continues to perform well in the field, with “spud to total depth” on its SXL wells averaging about 25 days. Completed well costs continue to reflect efficiency gains and the Company estimates that its 2013 wells can be drilled and completed for about $10 million gross. Recently, a record well was drilled and completed for approximately $9.2 million.

Newfield expects to invest approximately $230 million in its Williston basin drilling program in 2013. As a result, about 46 wells are planned and production is expected to grow 15% over 2012 levels. Three operated rigs are running today and a fourth rig will be added in March 2013. The Company has approximately 41,000 net acres under active development along the Nesson Anticline and areas immediately west of the Nesson. The Company is drilling SXL wells from pad locations in the Bakken and Three Forks formations. Additional exploration potential exists in deeper benches throughout the basin.

Eagle Ford

Newfield plans to invest approximately $275 million in its Eagle Ford drilling program in 2013 and expects to drill about 35 wells. Active development drilling is currently underway in its West Asherton field. Today, SXL wells are being drilled cost effectively from common pad locations. To date, Newfield has drilled and completed four successful SXL wells with lateral lengths of approximately 7,500’ in Dimmit County. Newfield has a 100% working interest in all of the SXL wells drilled to date. Recent SXLs are being drilled and cased in as few as 12 days.

The SXL wells have average initial gross production rates of 800 BOEPD (75% liquids) under controlled flowback. After monitoring production from the SXL wells for as much as 300 days, the Company estimates that their EURs are more than 500 MBOE. Three of the wells have more than 180 days and have averaged 590 BOEPD gross over that period. Newfield recently completed its first 10,000’SXL in Dimmit County which has been online for 90 days with average production of 917 BOEPD and a peak rate of more than 1,200 BOEPD.

In Atascosa County, Texas, the Company has an average 65% working interest in approximately 8,000 gross operated and outside-operated acres, which are held by production. A six-well drilling campaign was conducted in the second half of 2012. Current gross production is facility limited at approximately 2,000 BOEPD.

International

Newfield’s net production from its international operations in the fourth quarter of 2012 was 2.8 million BOE, or an average of approximately 31,000 BOEPD. The Company’s production from offshore Malaysia performed above expectations in 2012 as oil volumes were accelerated during the year from multiple fields.

Last week, Newfield disclosed its decision to focus on domestic resource plays and announced that the Company had hired Goldman, Sachs & Co. to lead a process to explore strategic alternatives to maximize the value of its international oil and gas businesses.

Newfield is allocating $300 - $400 million to its international operations in 2013. A significant component of this planned investment is the ongoing development of the Pearl oil field, located offshore China. Fabrication of offshore production facilities for the Pearl development is on schedule for first sales in early 2014. Pearl is expected to produce approximately 15,000 BOPD net. Newfield has a significant and low-risk drilling inventory near its Pearl development. These prospects will likely be tested in the next phases of the drilling campaign.

In 2012, Newfield drilled three high-potential exploration wells on its Malaysian acreage. Two of the wells – Paus North and Kaamatan – were unsuccessful. The third well B14 is currently drilling at SK 310. To date, it has encountered approximately 250 feet of gas pay in the main carbonate objective and is drilling ahead in gas pay. The B14 discovery is located less than three miles from the first pinnacle reef gas discovery in the same block at B15.

Full-Year 2013 Guidance

As previously announced, Newfield expects 2013 total company production will range from 44 – 47 million BOE. The table below details the Company’s growth forecast through 2015 and its planned capital investment ranges for 2013.

	2012*	2013e	2014e	2015e
Domestic Production:
Oil (MMBO)	11.1	13.5 - 14.5	16.8 - 19.0	20.6 - 25.3
NGLs (MMBbls)	2.3	4.2 - 4.7	7.2 - 8.0	6.9 - 8.5
Natural Gas (BCF)	140	115 – 125	114 - 132	112 - 136
Domestic Total (MMBOE)	36.8	37.0 - 40.0	43.0 - 49.0	46.0 - 57.0
YoY Domestic Liquids Growth	27%	39%	38%	20%
YoY Domestic Gas Growth	(7%)	(14%)	1%	--
YoY Domestic Total Growth	3%	5%	18%	12%

International Production:
Oil (MMBO)	9.9	7.2
Natural Gas (BCF)	1.2	0.0
International Total (MMBOE):	10.1	7.2**
Total Production (MMBOE):	46.9	44.2 – 47.2

* Excludes Production from Assets Sold
** Approximately 60% of Annual Production expected in 1H’13

2013 Costs and Expense Guidance
	Domestic	International	Total
Operating Expenses:
Recurring LOE (per BOE)	$5.50 - $6.15	$15.40 - $17.00	$7.05 - $7.80
Major Expense (per BOE)	$1.65 - $1.80	$2.00 - $2.20	$1.70 - $1.90
Transportation (per BOE)	$2.50 - $2.80	---	$2.05 - $2.30
Total LOE (per BOE)	$9.65 - $10.75	$17.40 - $19.20	$10.80 - $12.00
Production & Other Taxes (per BOE):	$2.35 - $2.60	$32.50 - $35.75	$7.00 - $7.80
DD&A Expense (per BOE):	$16.50 - $17.25	$30.00 - $31.50	$18.50 - $19.25
General & Administration (G&A), net (per BOE):			$5.00 - $5.50
Capitalized Internal Costs (per BOE):			($3.00 - $3.30)
Interest Expense (per BOE):			$4.25 - $4.65
Capitalized Interest (per BOE):			($1.10 - $1.20)

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. We are focused on North American resource plays of scale. Our principal domestic areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas. Internationally, we have oil developments offshore Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans, planned capital expenditures, and estimated production, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces in the Uinta Basin, the availability and cost of capital resources, new regulations or changes in tax legislation, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and natural gas wells and the production of hydrocarbons are subject to numerous governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, please contact Newfield’s Investor Relations department.
Phone: 281-210-5201
Email: info@newfield.com

	4Q12 Actual
4Q12 Actual Results	Domestic	Int'l	Total

Production/LiftingsNote 1
Crude oil and condensate - MMBbls	2.9	2.7	5.6
Natural gas - Bcf	32.9	0.5	33.4
NGLs - MMBbls	0.8	—	0.8
Total Bcfe	54.7	16.9	71.6

Average Realized PricesNote 2
Crude oil and condensate - $/Bbl	$82.45	$107.39	$94.66
Natural gas - $/Mcf	$3.33	$3.65	$3.34
NGLs - $/Bbl	$29.13	$—	$29.13
Mcf equivalent - $/Mcfe	$6.85	$17.52	$9.44

Operating Expenses:
Lease operating ($MM)
Recurring	$46.5	$29.6	$76.1
Major (workovers, etc.)	$27.3	$0.1	$27.4
Transportation	$26.3	$—	$26.3

Lease operating (per Mcfe)	$0.88	$1.75	$1.10
Recurring	$0.52	$—	$0.39
Major (workovers, etc.)	$0.50	$—	$0.38
Transportation

Production and other taxes ($MM)	$14.3	$80.1	$94.4
per Mcfe	$0.27	$4.75	$1.36

General and administrative (G&A), net ($MM)	$49.9	$3.0	$52.9
per Mcfe	$0.95	$0.18	$0.76

Capitalized internal costs ($MM)			$(36.2)
per Mcfe			$(0.52)

Interest expense ($MM)			$51.5
per Mcfe			$0.74

Capitalized interest ($MM)			$(14.5)
per Mcfe			$(0.21)

_____ Note 1: Represents volumes lifted and sold regardless of when produced. Includes natural gas produced and consumed in our operations of 2.1 Bcfe during the three months ended December 31, 2012.
Note 2: Average realized prices include the effects of hedging contracts. If the effects of these contracts were excluded, the average realized price for domestic and total natural gas would have been $3.12 and $3.13 per Mcf, respectively and the domestic and total crude oil and condensate average realized prices would have been $80.51 and $93.67 per barrel, respectively. We did not have any hedging contracts associated with NGL production in 2012.

CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, in millions, except per share data)
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2012	2011	2012	2011

Oil, gas and NGL revenues	$646	$677	$2,567	$2,471

Operating expenses:
Lease operating	130	120	514	453
Production and other taxes	94	85	344	330
Depreciation, depletion and amortization	253	239	955	767
General and administrative	53	53	218	185
Ceiling test impairment	1,488	—	1,488	—
Other	9	—	15	—
Total operating expenses	2,027	497	3,534	1,735

Income (loss) from operations	(1,381)	180	(967)	736

Other income (expenses):
Interest expense	(52)	(51)	(205)	(175)
Capitalized interest	15	21	68	82
Commodity derivative income (expense)	59	(54)	120	195
Other	14	—	(4)	2
Total other income (expense)	36	(84)	(21)	104

Income (loss) before income taxes	(1,345)	96	(988)	840

Income tax provision	57	28	196	301

Net income (loss)	$(1,402)	$68	$(1,184)	$539

Income (loss) per share:
Basic	$(10.39)	$0.51	$(8.80)	$4.03

Diluted	$(10.39)	$0.51	$(8.80)	$3.99

Weighted-average number of shares outstanding for basic income (loss) per share	135	134	135	134

Weighted-average number of shares outstanding for diluted income (loss) per share	135	135	135	135

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)
	December 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$88	$76
Derivative assets	125	129
Other current assets	653	570
Total current assets	866	775

Property and equipment, net (full cost method)	6,902	8,020
Derivative assets	17	61
Other assets	127	135
Total assets	$7,912	$8,991

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Derivative liabilities	$6	$50
Other current liabilities	953	882
Total current liabilities	959	932

Other liabilities	47	44
Derivative liabilities	15	3
Long-term debt	3,045	3,006
Asset retirement obligations	132	135
Deferred taxes	934	951
Total long-term liabilities	4,173	4,139

STOCKHOLDERS' EQUITY
Common stock and additional paid-in capital	1,487	1,446
Accumulated other comprehensive loss	(7)	(10)
Retained earnings	1,300	2,484
Total stockholders' equity	2,780	3,920
Total liabilities and stockholders' equity	$7,912	$8,991

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)
	For the Twelve Months Ended December 31,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$(1,184)	$539
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation, depletion and amortization	955	767
Deferred tax provision	1	208
Stock-based compensation	35	29
Commodity derivative income	(120)	(195)
Cash receipts on derivative settlements, net	135	195
Ceiling test writedown	1,488	—
Other non-cash charges	19	6
	1,329	1,549
Changes in operating assets and liabilities	(182)	40
Net cash provided by operating activities	1,147	1,589

Cash flows from investing activities:
Additions to oil and gas properties and other	(1,780)	(2,340)
Acquisitions of oil and gas properties	(9)	(304)
Proceeds from sales of oil and gas properties	630	406
Redemptions of investments	—	2
Net cash used in investing activities	(1,159)	(2,236)

Cash flows from financing activities:
Net repayments under credit arrangements	(86)	(49)
Proceeds from issuance of senior notes	1,000	750
Repayment of senior subordinated notes	(875)	—
Other	(15)	(17)
Net cash provided by financing activities	24	684

Increase in cash and cash equivalents	12	37
Cash and cash equivalents, beginning of period	76	39
Cash and cash equivalents, end of period	$88	$76

Explanation and Reconciliation of Non-GAAP Financial Measures
Earnings Stated Without the Effect of Certain Items
Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effect of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts.

A reconciliation of earnings for the fourth quarter of 2012 stated without the effect of certain items to net loss is shown below:

4Q12
(in millions)
Net loss	$(1,402)
Net unrealized gain on commodity derivatives(1)	(47)
Ceiling test impairment	1,488
Income tax adjustment for above items	(547)
International repatriation effect	521
International valuation allowance	25
Earnings stated without the effect of the above items	$38

(1) The determination of "Net unrealized gain on commodity derivatives" for the fourth quarter 2012 is as follows:

4Q12
(in millions)
Commodity derivative income	$59
Cash receipts on derivative settlements, net	(12)
Net unrealized gain on commodity derivatives	$47

Net Cash Provided by Operating Activities Before Changes in Operating Assets and Liabilities
Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles.

A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

	4Q12	2012
	(in millions)
Net cash provided by operating activities	$343	$1,147
Net change in operating assets and liabilities	(39)	182
Net cash provided by operating activities before changes
in operating assets and liabilities	$304	$1,329